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EXHIBIT 4.2

AMENDMENT NO. 3

TO

RIGHTS AGREEMENT

        This Amendment No. 3 to Rights Agreement (this "Amendment") is dated as of December 8, 2003 by and between FIBERSTARS, INC., a California corporation (the "Company"), and MELLON INVESTOR SERVICES LLC, a New Jersey limited liability company, as Rights Agent (the "Rights Agent"), with reference to the following:

        A.    The Company and the Rights Agent entered into that certain Rights Agreement dated as of September 20, 2001 (as amended from time to time, the "Agreement") in order to implement a shareholder rights plan as more fully described therein. The Company and the Rights Agent entered into that certain Amendment No. 1 to the Agreement dated as of March 26, 2002 (the "First Amendment") in order to clarify the shareholder rights as more fully described in the Agreement.

        B.    The Company and the Rights Agent entered into that certain Amendment No. 2 to the Agreement as of June 17, 2003 (the "Second Amendment") to amend the Agreement in certain respects in order to permit Trigran Investments LP and Advanced Lighting Technologies, Inc. the opportunity to purchase certain additional shares of Common Stock of the Company without triggering the occurrence of a Distribution Date (as defined in the Agreement).

        C.    Shareholder Advanced Lighting Technologies, Inc. ("ADLT") is a debtor-in-possession under chapter 11 of the Bankruptcy Code in the matter fashioned In re VENTURE LIGHTING INTERNATIONAL, et. al., Debtors, Case No. 03-0525, pending in the United States Bankruptcy Court, Northern District of Illinois, Eastern Division (the "Bankruptcy Proceeding"). ADLT, together with others, is scheduled to appear in the Bankruptcy Proceeding on or about December 8, 2003 and move the court for judicial confirmation of a proposed Chapter 11 Plan of Reorganization (as amended through its Fourth Amendment, the "Plan"). In substance the Plan provides in relevant part that, if it is approved by, among others, the requisite number of ADLT common stock holders as of the bankruptcy petition date (the "Class 7 Interests"), Beneficial Ownership (as defined by the Agreement) of the Fiberstars Common Stock held by ADLT would transfer as of, and subject to, the Plan's Effective Date (as defined by the Plan) to a trust (the "Trust") for the benefit of the Class 7 Interests.

        D.    The Company hereby desires to amend the Agreement to allow such a transfer of Beneficial Ownership by ADLT to the Trust, and/or its trustee, as applicable, without triggering the occurrence of a Distribution Date (as defined by the Agreement).

        E.    Under the Agreement, the Company and the Rights Agent may amend the Agreement, at any time prior to a Distribution Date, which has yet to occur.

        NOW, THEREFORE, pursuant to Section 27 of the Agreement, the Company and the Rights Agent hereby amend, effective upon the date hereof, the following:

        The definition of the term "Acquiring Person" set forth in Section 1(a) of the Agreement such that Section 1(a)(ii) of the Agreement shall be, and hereby is, restated to read in its entirety as follows:

  "(ii)
  the term Acquiring Person shall not mean:

            (A)  the Company;

            (B)  any Subsidiary (as such term is hereinafter defined) of the Company;

            (C)  any employee benefit plan of the Company or any of its Subsidiaries;

            (D)  any entity holding securities of the Company organized, appointed or established by the Company or any of its Subsidiaries for or pursuant to the terms of any such plan;

            (E)  any underwriter acting in good faith in a firm commitment underwriting of an offering of the Company's securities pursuant to arrangements with the Company that have been approved by the Board (however, the exception provided by this clause (E) shall no longer be available in the event that any such underwriter is otherwise an Acquiring Person on or after the date which is forty (40) days after the date of initial acquisition of the Company's securities by such underwriter in connection with such offering);

            (F)  Advanced Lighting Technologies, Inc. (referred to collectively hereinafter with its (i) Affiliates, (ii) Associates and (iii) any trust (including any trustee of such trust) established to hold shares of Common Stock pursuant to a confirmed and effective plan of reorganization of ADLT under chapter 11 of the Bankruptcy Code in the matter fashioned In re VENTURE LIGHTING INTERNATIONAL, et. al., Debtors, Case No. 03-0525, United States Bankruptcy Court, Northern District of Illinois, Eastern Division, as "ADLT"), so long as ADLT is not the Beneficial Owner of a percentage of the outstanding shares of Common Stock that is greater (by more than one percent (1%) of the outstanding shares of Common Stock) than the percentage of the outstanding shares of Common Stock as to which ADLT has Beneficial Ownership immediately prior to December 4, 2003 (except that this clause (F) shall pertain only until such time as ADLT has Beneficial Ownership of less than fifteen percent (15%) of the outstanding shares of Common Stock); or

            (G)  Trigran Investments LP, an Illinois limited partnership (referred to collectively with their Affiliates and Associates as "Trigran"), so long as Trigran is not the Beneficial Owner of a percentage of the outstanding shares of Common Stock that is greater (by more than one percent (1%) of the outstanding shares of Common Stock) than the percentage of the outstanding shares of Common as to which Trigran has Beneficial Ownership immediately prior to December 4, 2003 (except that this clause (G) shall pertain only until such time as Trigran has Beneficial Ownership of less than fifteen percent (15%) of the outstanding shares of Common Stock); and"

The definition of the term "Beneficial Owner" set forth in Section 1(a) of the Agreement such that Section 1(c)(ii) of the Agreement shall read in its entirety as follows:

    "(ii) which such Person or any of such Person's Affiliates or Associates has (A) the right or obligation to acquire (whether such right or obligation is exercisable or effective immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, rights (other than the Rights), warrants or options, or otherwise; provided, however, that a Person shall not be deemed (under this clause (A)) the "Beneficial Owner," and shall not be deemed (under this clause (A)) to "Beneficially Own" or have "Beneficial Ownership," of securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person's Affiliates or Associates until such tendered securities are accepted for payment or exchange; or (B) the right to vote or dispose of pursuant to any agreement, arrangement or understanding (whether or not in writing); provided, however, that a Person shall not be deemed the "Beneficial Owner," and shall not be deemed to "Beneficially Own" or have "Beneficial Ownership," of any security under this clause (B) if the agreement, arrangement or understanding to vote such security (1) arises solely from a revocable proxy given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations of the Exchange Act and (2) is not also then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report); and provided, further, that ADLT shall be deemed at any time, for purposes of this Agreement, to have Beneficial Ownership of all shares of Common Stock which may be issued upon exercise of the warrants to purchase Common Stock issued to ADLT by the Company and outstanding at such time (the "ADLT Warrants," regardless of whether the ADLT Warrants are exercisable at such time), so long as ADLT continues to own the ADLT Warrants; and, provided, further, that Trigran shall be deemed at any time, for purposes of this Agreement, to have Beneficial Ownership of all shares of Common Stock which may be issued upon exercise of the warrants to purchase Common Stock issued to Trigran by the Company and outstanding at such time (the "Trigran Warrants") (regardless of whether the Trigran Warrants are exercisable at such time), so long as Trigran continues to own the Trigran Warrants; or"

Section 28 of the Agreement such that it shall read in its entirety as follows:

    "Determination and Actions by the Board. For all purposes of this Agreement, any calculation of the number of shares of Common Stock outstanding at any particular time, including for purposes of determining the particular percentage of such outstanding shares of Common Stock or any other securities of which any Person is the Beneficial Owner, shall be made in accordance with the last sentence of Rule 13d-3(d)(1)(i) of the General Rules and Regulations under the Exchange Act as in effect on the date of this Agreement; provided, however, that ADLT shall be deemed, for purposes of any such calculation at any time, to have Beneficial Ownership of all shares of Common Stock which may be issued upon exercise of any then outstanding ADLT Warrants (regardless of whether the ADLT Warrants are exercisable at such time), so long as ADLT continues to own the ADLT Warrants; and, provided, further, that Trigran shall be deemed, for purposes of any such calculation at any time, to have Beneficial Ownership of all shares of Common Stock which may be issued upon exercise of any then outstanding Trigran Warrants (regardless of whether the Trigran Warrants are exercisable at such time), so long as Trigran continues to own the Trigran Warrants. Except as otherwise provided herein, the Board shall have the exclusive power and authority to administer this Agreement and to exercise all rights and powers specifically granted to the Board or to the Company, or as may be necessary or advisable in the administration of this Agreement, including, without limitation, the right and power to (i) interpret the provisions of this Agreement and (ii) make all determinations deemed necessary or advisable for the administration of this Agreement (including a determination to redeem or not redeem the Rights or to amend this Agreement). All such actions, calculations, interpretations and determinations (including, for purposes of clause (y) below, all omissions with respect to the foregoing) which are done or made by the Board in good faith, shall (x) be final, conclusive and binding on the Company, the Rights Agent, the holders of the Rights Certificates and all other parties and (y) not subject the Board to any liability to the holders of the Rights Certificates. The Rights Agent may hereby assume without any need to investigate that the Board has acted in good faith and shall be fully protected and incur no liability in reliance thereon."

        This Amendment may be executed by facsimile signature and in any number of counterparts, each which shall be deemed an original, and all of this together shall constitute one instrument. This Amendment shall be deemed to be a contract made under the laws of the State of the Company's jurisdiction of incorporation and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and to be performed entirely within such state; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent under the Agreement, as amended by this Amendment, shall continue to be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State. Except as specifically amended by this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect and are hereby ratified and confirmed.

        IN WITNESS WHEREOF, this Amendment No. 3 to the Rights Agreement is executed as of the date first written above.

FIBERSTARS, INC.
By:	/s/ ROBERT CONNERS
Name:	Robert Connors
Title:	Chief Financial Officer
MELLON INVESTOR SERVICES LLC
By:	/s/ LISA BRENTON
Name:	Lisa Brenton
Title:	Client Service Manager

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  EXHIBIT 4.2
AMENDMENT NO. 3 TO RIGHTS AGREEMENT